UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2011

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32496	77-0635673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Belt Line Road, Suite 200, Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 687-0030

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Interest Payment under the Amended and Restated Credit Agreement

On August 31, 2011, Cano Petroleum, Inc., a Delaware corporation (“Cano”), failed to make the required payment of interest in the amount of $130,579.51 under its Amended and Restated Credit Agreement (“ARCA”).  The failure to make such payment of interest constitutes an Event of Default under the ARCA and Cano’s Subordinated Credit Agreement (the “SCA”), for which the lenders under the ARCA and the SCA may terminate their obligation to extend credit to Cano and declare all amounts payable under the ARCA and the SCA due and payable in full.  Cano has not received any notice from the lenders with respect to the exercise of their respective rights, including any right to accelerate the amounts payable by Cano.

Redemption of Series D Convertible Preferred Stock

As a result of the defaults described above and the other defaults previously described in Cano’s filings with the Securities and Exchange Commission, Cano will not redeem its Series D Convertible Preferred Stock, no par value per share (“Preferred Stock”), on September 6, 2011 as provided for in the Certificate of Designations, Preferences and Rights of Preferred Stock (the “Certificate of Designations”).  The subordination provisions contained in the Certificate of Designations prohibit Cano from redeeming Preferred Stock while Cano is in default under the ARCA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: September 1, 2011
	By:	/s/ John H. Homier
John H. Homier
Chief Financial Officer